Exhibit 99.1

AGA Medical Reports 2010 Second Quarter Financial Results

Second Quarter Net Sales $53.8 Million; Gross Margin at 85.5%

 Conference Call Scheduled for 8 a.m. ET Today

MINNEAPOLIS, August 3, 2010 — AGA Medical Holdings, Inc. (AGA Medical) (NASDAQ: AGAM), a leading developer of interventional medical devices for the minimally invasive treatment of structural heart defects and vascular abnormalities, today reported financial results for the second quarter ended June 30, 2010.

Highlights of the Second Quarter of 2010 include:

•               Enrolled first patient in the feasibility phase of the prospective, multicenter, randomized AMPLATZER® Cardiac Plug U.S. clinical trial, designed to evaluate this device in closing the left atrial appendage for the prevention of stroke in atrial fibrillation patients;

•               Issuance of new guidelines by the U.K.’s National Institute for Health and Clinical Excellence (NICE) concluding that the percutaneous closure of the left atrial appendage reduces stroke risk in atrial fibrillation;

•               Awarded €2.1 million in damages by the Düsseldorf Regional Court as a result of a patent infringement case filed by AGA Medical against Occlutech GmbH, based in Jena, Germany; and

•               Continued enrollment in its RESPECT clinical trial, designed to evaluate the link between a patent foramen ovale (PFO) and stroke, with 762 patients enrolled in the study and 1,514 patient follow-up years as of July 31, 2010.

Financial Results for Second Quarter 2010 vs. Second Quarter 2009

Net sales for the second quarter of 2010 were $53.8 million, a 7.6% increase over $50.0 million for the second quarter of 2009. On a constant currency basis, net sales grew 10.0% year over year.

John Barr, President and Chief Executive Officer of AGA Medical, commented, “We achieved another quarter of solid top line growth, despite the significant impact of currency. We also significantly increased net income while continuing to invest in our future by investing in our pipeline programs, which include our clinical trials. Overall, our results clearly demonstrate the strength of our business with strong operating performance and significant cash generation.”

Gross margins for the second quarter of 2010 were 85.5% (85.8% on a constant currency basis) compared to 83.6% in the prior year period.

Total operating expenses for the second quarter of 2010 were $40.6 million as compared to $36.4 million in the second quarter of 2009. Total operating expenses for the second quarter of 2010 were essentially flat from the first quarter of 2010, excluding the impact of the litigation settlement expense, at $40.6 million versus $40.7 million, respectively.

Selling, general and administrative expenses totaled $24.5 million in the second quarter of 2010 versus $23.8 million in the prior year period, an increase of 2.8%, related primarily to expanding our direct sales force in Europe and North America and partially offset by lower legal expenses. Research and development spending totaled $11.5 million in the second quarter of 2010, an increase of $2.9 million from the second quarter of 2009, primarily due to increased spending on clinical trials as a result of strong patient enrollment in the company’s U.S. clinical trials.

Barr commented, “We continue to see strong and steady enrollment in RESPECT and continue to be pleased with our enrollment progress in PREMIUM, our U.S. clinical trial evaluating the link between PFO and migraine.  With the commencement of our U.S. clinical trial evaluating our Amplatzer Cardiac Plug for left atrial appendage closure, we now have four major multicenter, randomized clinical trials underway, each representing a significant revenue opportunity and each with the potential to change the current standard of care.”

Operating income for the second quarter of 2010 was $5.4 million versus $5.4 million in the prior year period.  However, operating income increased $2.0 million, or 58%, in the second quarter from the first quarter of 2010, excluding the impact of the litigation settlement with Medtronic.

Barr commented further, “With a focus on sustaining our strong gross margins and managing operating expenses, we realized a 58% increase in operating income from the first quarter of 2010, excluding the Medtronic litigation settlement. This allows us to continue to make a significant investment in our R&D programs. As we head in to the second half of the year, we will remain focused on continuing these positive trends in operating performance.”

EBITDA (net income/(loss) before interest income, interest expense, provision/(benefit) for income tax, depreciation and amortization) was $11.9 million in the second quarter 2010 versus $12.1 million in the prior year period. EBITDA margin was 22.1% for the second quarter 2010, compared to 24.3% for the second quarter 2009.

Net income for the second quarter was $3.6 million versus $2.2 million in the prior year period, an increase of 68%.  Including dividends for Series A and Series B preferred and Class A common stock accrued in the second quarter of 2009, the company reported net income/(loss) applicable to common stockholders of $3.6 million, or $0.07 per fully diluted and basic share, for the quarter ended June 30, 2010, compared to ($2.1) million, or ($0.10) per fully diluted and basic share, for the prior year period. The accrued dividends on these securities and the securities associated with these dividends were converted into common stock in connection with the company’s initial public offering in the fourth quarter 2009.

Non-GAAP adjusted net income for the quarter ended June 30, 2010 was $6.9 million versus $7.4 million in the prior year period and non-GAAP adjusted net income per fully diluted share was $0.13 for the quarter ended June 30, 2010 versus $0.18 for the prior year period calculated using fully diluted shares outstanding of approximately 51.2 million and 41.0 million respectively.  The significant increase in fully diluted weighted average shares outstanding was primarily due to the company’s initial public offering in the fourth quarter of 2009.

Cash and cash equivalents were $14.7 million as of June 30, 2010, representing a $1.5 million increase from cash and cash equivalents of $13.2 million as of March 31, 2010. This increase is net of a $7.5 million payment to Medtronic as a result of the litigation settlement agreement.

Fiscal 2010 Outlook

AGA Medical has updated its fiscal 2010 sales guidance to reflect the recent strengthening of the U.S. dollar against certain foreign currencies, primarily the Euro. In the event the Euro remains at a rate of 1.32 or above, the company’s 2010 financial guidance remains unchanged. In the event the Euro averages 1.25 on a sustained basis, the low end of the company’s sales guidance will be $217 million. This compares with prior sales guidance of $221 million to $226 million.

There are no changes to the company’s previous full year 2010 expectations for gross margin (85%), effective tax rate (35%) or fully-diluted shares outstanding (51 million).

In addition, if the Euro averages 1.25 on a sustained basis, the low end of the company’s 2010 financial guidance for non-GAAP adjusted earnings per share, excluding the impact of amortization and certain one-time items, will be $0.46. This compares with prior non-GAAP adjusted earnings per share guidance of $0.49 and $0.54.

Conference Call Today at 8 a.m. Eastern

AGA Medical will host a live webcast of its second quarter conference call today at 8 a.m. ET (7 a.m. CT). To access the live webcast, go to the investor information section of the company’s website, www.amplatzer.com, and click on the webcast icon. A webcast replay will be available beginning at approximately 10:00 a.m. ET today.

To participate in the conference call, dial (866) 356-4123 and enter 70381813. Please dial in at least 10 minutes prior to the call.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, please dial (888) 286-8010 and enter access number 64783415. The audio replay will be available beginning at approximately 10:00 a.m. ET today through Tuesday, August 17, 2010.

Statement regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release:

To supplement the company’s consolidated statement of operations presented in accordance with accounting principles generally accepted in the United States, or GAAP, the company has disclosed EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, non-GAAP adjusted net income and non-GAAP adjusted earnings per share, which are non-GAAP measures. EBITDA represents net income (loss) before interest income, interest expense, provision (benefit) for income tax, and depreciation and amortization.  EBITDA margin represents EBITDA divided by total net sales. Adjusted EBITDA and adjusted EBITDA margin represent EBITDA and EBITDA margin excluding the impact of the one-time litigation settlement expense. The company presents EBITDA and EBITDA margin because it believes these measures are useful indicators of its operating performance and adjusted EBITDA and adjusted EBITDA margin to present this operating performance measure without the impact of the one-time litigation settlement expense. Non-GAAP adjusted net income and adjusted earnings per share reflects certain non-cash and non-recurring items that are itemized in the “Reconciliation of Reported Results to Non-GAAP Financial Measures”. While the company believes that these financial measures are useful in evaluating the company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similarly entitled measures reported by other companies.  See “Consolidated Statements of Operations” for the quarters ended June 30, 2010 and 2009 included with this release for a reconciliation of EBITDA to net income and for a presentation of net income to non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand the company’s operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The company uses results on a constant currency basis as one measure to evaluate its performance. In this release, the company calculates constant currency by calculating current-year results using prior year foreign currency exchange rates. The company generally refers to such amounts calculated on a constant currency basis as excluding or adjusting for the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.  Results on a constant currency basis, as presented by the company, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

About AGA Medical

AGA Medical, based in Plymouth, Minnesota, is a leading innovator and manufacturer of medical devices for the treatment of structural heart defects and vascular abnormalities.  AGA Medical’s AMPLATZER® occlusion devices offer minimally invasive, transcatheter treatments that have been clinically shown to be safe and highly effective in defect closure.  AGA Medical is the only manufacturer with occlusion devices approved to close seven different structural heart defects, with leading market positions for each of its devices. More than 1,650 articles supporting the benefits of AMPLATZER products have been published in medical literature. AGA Medical markets its AMPLATZER products in 112 countries worldwide to interventional cardiologists, electrophysiologists, interventional radiologists and vascular surgeons.  More information about the company and its products can be found at http://www.amplatzer.com.

Forward-Looking Statements

This news release and any attachments may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, in particular, earnings guidance, statements regarding enrollment rates in our clinical trials, statements regarding operating performance, and any statements about the company’s plans, strategies and prospects.  These statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, the company. These statements reflect the company’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These factors include, among other things: failure to implement the company’s business strategy; failure to capitalize on the company’s expected market opportunities; lack of regulatory approval and market acceptance of the Company’s new products, product enhancements or new applications for existing products; regulatory developments in key markets for the company’s AMPLATZER occlusion devices; failure to complete the company’s clinical trials or failure to achieve the desired results in our clinical trials; inability to successfully commercialize the company’s existing and future research and development programs; failure to protect the company’s intellectual property, in particular a failure to prevail on appeal in our Occlutech litigation; decreased demand for the company’s products; product liability claims exposure; failure to otherwise comply with laws and regulations; changes in general economic and business conditions; changes in currency exchange rates and interest rates; and other risks and uncertainties, including those detailed in the company’s most recent Annual Report on Form 10-K, as may be updated from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at

www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at www.amplatzer.com).

For more information, visit www.amplatzer.com.

Contact:

Rachel Ellingson

AGA Medical

Sr. Director, Business Development and Investor Relations

763.531.3018

rellingson@amplatzer.com

AGA Medical Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net sales	$53,750	$49,961	$105,026	$94,381
Cost of goods sold	7,782	8,196	14,987	17,004
Gross profit	45,968	41,765	90,039	77,377

Operating expenses:
Selling, general, and administrative	24,456	23,792	49,843	46,456
Research and development	11,470	8,618	21,620	16,477
Litigation settlement	—	—	31,859	—
Amortization of intangible assets	4,936	4,676	9,971	9,894
Change in purchase consideration	(240)	(698)	(153)	(698)
Gain on disposal of assets	(12)	(26)	(1)	(26)
Total operating expenses	40,610	36,362	113,139	72,103
Operating income (loss)	5,358	5,403	(23,100)	5,274

Investment loss	—	—	—	(2,352)
Interest income	21	29	60	61
Interest expense	(2,390)	(3,638)	(4,451)	(8,149)
Other income (expense), net	135	771	(263)	1,275
Income (loss) before income taxes	3,124	2,565	(27,754)	(3,891)

Income tax provision (benefit)	(518)	399	(10,168)	306

Net income (loss)	3,642	2,166	(17,586)	(4,197)

Less Series A and B preferred stock and Class A common stock dividends	—	(4,237)	—	(8,471)

Net Income (loss) applicable to common stockholders	$3,642	$(2,071)	$(17,586)	$(12,668)

Net income (loss) per common share-basic	$0.07	$(0.10)	$(0.35)	$(0.59)

Net income (loss) per common share-diluted	$0.07	$(0.10)	$(0.35)	$(0.59)

Weighted average common shares-basic	50,156	21,482	50,130	21,482

Weighted average common shares- diluted	51,207	21,482	50,130	21,482

Operating Statistics:
EBITDA	$11,899	$12,133	$(10,527)	$16,419
EBITDA Margin	22.1%	24.3%	(10.0)%	17.4%

Adjusted EBITDA	$11,899	$12,133	$21,332	$16,419
Adjusted EBITDA Margin	22.1%	24.3%	20.3%	17.4%

The following is a reconciliation of EBITDA to net income (loss) for the periods represented (in thousands):

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net income (loss)	$3,642	$2,166	$(17,586)	$(4,197)
Interest income	(21)	(29)	(60)	(61)
Interest expense	2,390	3,638	4,451	8,149
Depreciation/amortization	6,406	5,959	12,836	12,222
Income taxes	(518)	399	(10,168)	306

EBITDA	$11,899	$12,133	$(10,527)	$16,419

Litigation settlement	—	—	31,859	—
Adjusted EBITDA	$11,899	$12,133	$21,332	$16,419

AGA Medical Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,675	$24,470
Accounts receivable, less allowance for doubtful accounts of $646 and $481 and discounts of $202 and $395 at June 30, 2010 and December 31, 2009, respectively	50,197	48,730
Inventory	11,800	12,408
Prepaid expenses	2,574	1,408
Income tax receivable	4,581	2,762
Other tax receivable	—	799
Deferred tax assets, net	8,351	8,339
Total current assets	92,178	98,916
Property and equipment, net	36,883	38,669
Goodwill	81,926	85,381
Intangible assets, net	97,078	111,655
Restricted cash	6,115	3,304
Other assets, net	360	379
Deferred financing costs, net	1,748	2,276
Total assets	$316,288	$340,580

Liabilities and stockholders’ equity
Current liabilities:
Reserve for customer returns	$8,999	$9,335
Trade accounts payable	7,147	8,643
Accrued royalties	2,437	2,299
Accrued interest	1,459	1,462
Accrued wages	9,843	10,549
Short-term obligations to former distributors, less discount	3,892	7,880
Accrued expenses	4,134	5,391
Income taxes payable	1,923	2,913
Total current liabilities	39,834	48,472
Long-term debt, less current portion	196,963	196,963
Senior subordinated note payable, less discount of $1,126 and $1,383 at June 30, 2010 and December 31, 2009, respectively	13,874	13,617
Long-term obligations to former distributors, less discount	4,171	9,382
Long-term litigation settlement, less discount	24,651	—
Deferred tax liabilities	20,037	32,984
Accrued income taxes	2,818	2,705
Stockholders’ equity:
Common stock, $0.01 par value:
Authorized shares—400,000
Issued and outstanding shares—50,197 at June 30, 2010 and 50,094 at December 31, 2009	502	501
Additional paid-in capital	276,816	273,309
Excess purchase price over Predecessor basis	(63,500)	(63,500)
Accumulated other comprehensive loss	(8,928)	(489)
Accumulated deficit	(190,950)	(173,364)
Total stockholders’ equity	13,940	36,457
Total liabilities and stockholders’ equity	$316,288	$340,580

AGA Medical Holdings, Inc.

Consolidated Sales Analysis

(dollars in thousands - unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Geographic
North America Direct	$21,891	$21,145	$41,843	$38,979
Europe Direct	20,368	19,102	42,066	37,520
Distributor	11,491	9,714	21,117	17,882
Total Net Sales	$53,750	$49,961	$105,026	$94,381

Product Line
Atrial Septal Occluder	$27,211	$27,755	$53,240	$52,073
Patent Foramen Ovale Occluder	7,233	7,560	14,799	14,390
Vascular Plugs	5,274	3,485	10,386	6,543
Accessories	6,376	5,864	12,335	11,208
Other Product Sales	7,400	5,114	13,913	10,090
Total Product Sales	$53,494	$49,778	$104,673	$94,304

Non-Product Revenue	256	183	353	77
Total Net Sales	$53,750	$49,961	$105,026	$94,381

AGA Medical Holdings, Inc.

Reconciliation of Net Sales to Net Sales Excluding the Impact of Foreign Currency

(dollars in thousands - unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales, as reported	$53,750	$49,961	$105,026	$94,381
Currency impact as compared to prior period	1,184	—	(398)	—
Net sales, excluding the impact of foreign currency	$54,934	$49,961	$104,628	$94,381

AGA Medical Holdings, Inc.

Reconciliation of Reported Results to Non-GAAP Financial Measures

(dollars in thousands - unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Operating income (loss), as reported	$5,358	$5,403	$(23,100)	$5,274

Reconciliation items impacting Operating Income
Distributor inventory conversion costs	—	1,346	—	3,744
Litigation settlement	—	—	31,859	—
Litigation/non-recurring legal costs	—	2,683	—	6,477
Change in purchase consideration	(240)	(698)	(240)	(698)
Total	(240)	3,331	31,619	9,523

Operating income, as adjusted	$5,118	$8,734	$8,519	$14,797

Operating income, as adjusted, as a % of net sales	9.5%	17.5%	8.1%	15.7%

AGA Medical Holdings, Inc.

Reconciliation of Reported Results to Non-GAAP Financial Measures

(dollars in thousands - unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net income (loss), as reported	$3,642	$2,166	$(17,586)	$(4,197)
Pre-tax impact of reconciling items:
Amortization	4,936	4,676	9,971	9,894
Distributor inventory conversion costs	—	1,346	—	3,744
Litigation settlement	—	—	31,859	—
Interest accretion for litigation settlement	273	—	292	—
Litigation/non-recurring legal costs	—	2,683	—	6,477
Change in purchase consideration	(240)	(698)	(240)	(698)
Investment loss/write-off of early stage investment	—	—	—	2,352
Total	4,969	8,007	41,882	21,769

Total tax effect on non-GAAP adjustments (1)	(1,739)	(2,802)	(13,275)	(6,795)

Net income, as adjusted	$6,872	$7,371	$11,021	$10,777

Net income, as adjusted, per diluted share	$0.13	$0.18	$0.22	$0.26

Weighted average common shares-diluted (2)	51,207	40,964	51,164	40,966

Notes:

(1)         The total tax effect on non-GAAP adjustments for the quarter ended June 30, 2010 was calculated using a 35% effective tax rate for all items.

(2)         Weighted average common shares on a fully diluted basis for the three and six months ended June 30, 2009 and for the six months ended June 30, 2010 were recalculated to reflect what they would have been had the company been in a net income position.